EXHIBIT 99.1

New York Community Bancorp, Inc. Announces NYS Banking Board Approval of Limited-Purpose Commercial Bank; Queens Branch Receives the Bank's First Municipal Deposits in Connection with its Designation as a Banking Development District Branch

    WESTBURY, N.Y.--(BUSINESS WIRE)--June 7, 2005--

    Bank Receives New Markets Federal Tax Credit for Real Estate
Financing in Low-Income Communities

    New York Community Bancorp, Inc. (NYSE:NYB), the holding company for New York Community Bank and the third largest thrift depository in the New York metropolitan region, today announced that its application to establish a limited-purpose commercial bank has been approved by the New York State Banking Board.
    In addition, the Company announced the receipt of its first municipal deposits, in connection with the New York State Banking Department's designation of one of its Queens-based branches as a "Banking Development District Branch." The Bank will hold a ribbon-cutting ceremony celebrating the designation on June 20, 2005.
    Commenting on these events, President and Chief Executive Officer Joseph R. Ficalora stated, "We are very pleased by the Banking Department's approval of our application for banking development district status and by the Banking Board's approval of our application to establish a limited-purpose commercial bank. Under New York State Banking Law, New York State-chartered savings banks are precluded from gathering public funds such as municipal deposits. While the Banking Development District Branch designation has now enabled us to accept certain public funds at one of our Queens locations, the limited-purpose commercial bank will enable us to accept a wider variety of public funds."
    "Establishing a limited-purpose commercial bank is just one of many steps we are taking to increase and diversify our deposit base," Mr. Ficalora said. "With 143 branches spanning the New York metropolitan region, we are well positioned to meet the banking needs of those who live and work in New York City and the surrounding suburban communities. We have the second largest share of thrift deposits in Nassau, Queens, and Richmond Counties, and offer 60 to 70 hours per week of in-branch banking services.
    "Another important attribute is the fiscal strength of our institution," Mr. Ficalora noted. "Our 2004 financial performance was recently identified as the best among all U.S. thrifts with assets in excess of $1.0 billion, on an operating basis, representing the ninth consecutive year in which our performance was so recognized. In addition, the recent decision by Moody's to confirm the Company's ratings and those of the Bank is further indication of our fiscal soundness and stability.
    "We're also very excited by the U.S. Treasury Department's announcement that New York Community Bank has received a $42.0 million allocation under the New Markets Tax Credit Program, a federal program designed to finance community development, stimulate economic growth, and create jobs in the nation's low-income communities," Mr. Ficalora said.
    New York Community Bancorp, Inc. is the holding company for New York Community Bank and the fourth largest thrift in the nation, with assets of $24.6 billion at March 31, 2005. The Bank serves its customers through 143 banking offices in New York City, Long Island, Westchester County, and northern New Jersey, which operate through seven divisional banks: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, CFS Bank, Roosevelt Savings Bank, First Savings Bank of New Jersey, and Ironbound Bank. The Bank is the leading producer of multi-family loans for portfolio in New York City and the third largest thrift depository in the New York metropolitan region. Additional information about the Company is available at www.myNYCB.com.

    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, 516-683-4420